Exhibit 99.1

FOR IMMEDIATE RELEASE
July 14, 2006
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bank to Break Ground on New Greenville Market Headquarters

Spartanburg, SC, July 14, 2006 – Spartanburg-based First National Bank of the South announced today that it will break ground in the third quarter of 2006 on its new Pelham Road branch and Greenville market headquarters.  The 6,000 square foot building, located at 3401 Pelham Road, will also house the bank’s small business lending division, First National Business Capital, led by Senior Vice President John Bickley.

Campbell Meek & Associates, Architects, is handling the project for First National.  Campbell Meek also designed the bank’s existing 15,000 square foot main office/corporate headquarters facility located in Spartanburg, which opened in February 2001.  They are also handling the addition of 14,500 square feet to this facility to house the new operations center.  This expansion project is expected to be completed during the first quarter of 2007.

Jerry L. Calvert, President and CEO, said, “The conversion of our Greenville loan production office to a full-service branch is an important step in achieving our bank wide goal of $1 billion in assets by 2009.”

Mr. Calvert continued, “We are pleased to support the economic development efforts in the Upstate by expanding into the Greenville market.  We remain focused on following our strategic plan for additional branches and adding value for our shareholders.”

Barry D. Starling, Senior Vice President and Regional Executive Officer, said, “We are fortunate that First National’s strong infrastructure in Spartanburg will support our banking activities here in Greenville.  We will offer a full line of loan and deposit products to individuals and businesses while delivering fast turnaround on loan decisions and superior customer service.”

First National Bancshares, Inc. is a $385 million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National reported earnings for the quarter and six months ended June 30, 2006, of $904,000 and $1.6 million, respectively, or $0.22 and $0.39 per diluted share, respectively.  First National’s stock price closed at $18.87 per share on July 13, 2006.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates four full-service offices, three in Spartanburg County, operating as First National Bank of Spartanburg, and one in Mount Pleasant, as well as loan production offices in Columbia, Daniel Island and Greenville, South Carolina.  First National has also received approval from the Office of the Comptroller of the Currency to open its fifth full-service branch and Greenville market headquarters at 3401 Pelham Road in Greenville, South Carolina.

The Greenville loan production office also houses the small business lending division.  This division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville.  Additional information about First National is available from its media room at http://firstnational-online.mediaroom.com.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.